EXHIBIT 10.4(f)
                                                                 ---------------

[LOCAL OKLAHOMA LETTERHEAD]



VIA FACSIMILE (405) 600-0600
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April 14, 2004


Ken L. Kenworthy, Sr.
GMX Resources Inc.
9400 North Broadway, Suite 600
Oklahoma City, OK  73114

Re:   Commitment Letter

Dear Ken:

This letter shall confirm that Local Oklahoma Bank has approved the amendment of certain terms contained in its existing credit agreement with the Borrower. The approved amendments are conditioned upon the Borrower's election to apply the proceeds from a recent $1,000,000 equity infusion to eliminate its $1,000,000 of Senior Subordinated Notes and are detailed as follows:

     o One year extension of Maturity Date from September 1, 2004 to September 1, 2005,
     o Redetermination of Borrower Base at $6,220,000 and redetermination of Monthly Commitment Reduction at $100,000 beginning June 1, 2004. As of this letter date, the Borrower's credit facility is fully utilized with an outstanding balance of $6,170,000 and $50,000 letter of credit.

All other terms and conditions of the existing credit agreement shall remain unchanged. This offer to amend the credit agreement terms has been extended to the Borrower and shall require their acceptance on or before the close of business on May 14, 2004 at which time it shall otherwise expire.

Should you have any further questions or if I can otherwise be of assistance, please contact me at 405/841-2179.


Sincerely

/s/ John K. Slay, Jr.
John K. Slay, Jr.
Senior Vice President